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                                                                   Exhibit 23.3

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]






                                                               November 15, 1999


                         Chieftain International, Inc.
                         -----------------------------


Ladies & Gentlemen:

          We have acted as U.S. counsel to Chieftain International, Inc. (the "Company") in connection with the preparation of each of (i) the Prospectus Supplement dated November 10, 1999, relating to the sale by the Company of 2,500,000 of its common shares (exclusive of over-allotment option) and (ii) the Prospectus dated October 20, 1999, relating to the sale by the Company, from time to time, of up to $300,000,000 of its common shares, preferred shares, debt securities and warrants (the "Prospectus").

          We hereby consent to the use of our name under the caption "Certain Income Tax Considerations - United States Federal Income Tax Considerations" contained in the Prospectus Supplement. We also consent to the references to us under the headings "Legal Matters" that appear in each of the Prospectus Supplement and the Prospectus.

                                                  Very truly yours,

                                                  /s/ Cravath, Swaine & Moore


Chieftain International, Inc.
    1201 TD Tower
        10088-102 Avenue
           Edmonton, Alberta T5J 2Z1
              CANADA

208A